Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS THIRD-QUARTER 2012 FINANCIAL RESULTS

Loan Originations Increase 25 Percent

NEWARK, Del., Oct. 17, 2012 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released third-quarter 2012 financial results that included increased private education loan originations and lower operating expenses compared with the year-ago quarter.

“The quarter further confirms the rebound of our private credit business,” said Albert L. Lord, vice chairman and CEO. “While our balance sheet and earnings quality grow, so do our future prospects.”

For the third-quarter 2012, GAAP net income was $188 million ($.39 diluted earnings per share), compared with net loss of $47 million ($.10 diluted loss per share) for the year-ago quarter.

Core earnings for the quarter were $277 million ($.58 diluted earnings per share), compared with $188 million ($.36 diluted earnings per share) in the year-ago quarter. Earnings improvement was primarily due to a $139 million lower loan loss provision largely attributable to the adoption of new accounting guidance for troubled debt restructurings (TDRs) in the year-ago quarter. Also, debt repurchase gains were $44 million higher and operating expenses were $41 million lower. Net interest income was $40 million lower primarily due to higher funding costs which were partly due to refinancing debt into longer-term liabilities and lower federally guaranteed student loan balances.

Sallie Mae provides results on a core earnings basis because management utilizes this information in making management decisions. The changes in GAAP net income are driven by the same core earnings items discussed above as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings, results. Third-quarter 2012 and 2011 GAAP results included losses of $140 million and $371 million, respectively, resulting from derivative accounting treatment which is excluded from core earnings results.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Quarterly core earnings improved to $63 million from a loss of $27 million in 2011, driven primarily by lower loan loss provision.

Private education loan portfolio results vs. third-quarter 2011 included:

•	Loan originations of $1.3 billion, up 25 percent.

•

Provision for private education loan losses of $252 million, down from $384 million, primarily due to an additional $124 million of provision attributable to last year’s adoption of new accounting guidance for TDRs.

•	Delinquencies of 90 days or more of 5.3 percent, up from 5.0 percent of loans in repayment.

•	Loans in forbearance of 3.2 percent, down from 4.5 percent of loans in repayment and forbearance.

•	Annualized charge-off rate of 3.23 percent, down from 3.74 percent of loans in repayment.

•	Core net interest margin, before loan loss provision, of 4.05 percent, up from 4.03 percent.

•	The portfolio balance, net of loan loss allowance, grew to $37 billion from $36 billion.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Business services core earnings were $131 million in third-quarter 2012, compared with $139 million in the year-ago quarter.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing portfolio of federally guaranteed student loans.

Core earnings for the segment were $94 million in third-quarter 2012, compared with the year-ago quarter’s $107 million. The decrease was primarily due to lower net interest income in the current quarter resulting from higher funding costs and the declining balance of the FFELP loan portfolio.

Year-to-date Sept. 30, 2012, the company acquired $3.1 billion of FFELP loans. At Sept. 30, 2012, the company held $128 billion of FFELP loans compared with $141 billion at Sept. 30, 2011.

Operating Expenses

Third-quarter operating expenses were $244 million in 2012, down from $285 million in the year-ago quarter.

Funding and Liquidity

During third-quarter 2012, the company issued $2.6 billion in FFELP asset-backed securities (ABS), $640 million in private education loan ABS, and $800 million of unsecured bonds.

Shareholder Distributions

In third-quarter 2012, Sallie Mae paid a common stock dividend of $0.125 per share and repurchased 7.6 million shares of common stock for $121 million. Year-to-date Sept. 30, 2012, Sallie Mae has repurchased 48.2 million common shares for $730 million. At Sept. 30, 2012, $170 million was available for additional common share repurchases.

Guidance

The company expects 2012 results to be as follows:

•	Full-year 2012 private education loan originations of at least $3.2 billion.

•	Fully diluted 2012 core earnings per share of $2.15.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 (filed with the SEC on Feb. 27, 2012). Certain reclassifications have been made to the balances as of and for the three and nine months ended Sept. 30, 2011, to be consistent with classifications adopted for 2012, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, Oct. 18, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 34705817 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available within two hours after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through Nov. 1, by dialing (855) 859-2056 (USA and Canada) or (404) 537-3406 (international) with access code 34705817.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, first-quarter and second-quarter Forms 10-Q and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for its 25 million customers. With products and services that include 529 college savings plans, Upromise rewards, scholarship search tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contact:

Media:	Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com Martha Holler, (302) 283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com Steven McGarry, (302) 283-4074, steven.j.mcgarry@SallieMae.com

# # #

Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended			Nine Months Ended
(Dollars and shares in millions, except per share data)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

GAAP Basis
Net income (loss) attributable to SLM Corporation	$188	$292	$(47)	$591	$122
Diluted earnings (loss) per common share attributable to SLM Corporation	$.39	$.59	$(.10)	$1.18	$.21
Weighted average shares used to compute diluted earnings per share	471	488	511	490	526
Return on assets	.42%	.64%	(.10)%	.43%	.09%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$277	$243	$188	$804	$708
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.58	$.49	$.36	$1.61	$1.32
Weighted average shares used to compute diluted earnings per share	471	488	517	490	526
“Core Earnings” return on assets	.62%	.53%	.39%	.59%	.49%

Other Operating Statistics
Ending FFELP Loans, net	$127,747	$132,833	$140,659	$127,747	$140,659
Ending Private Education Loans, net	37,101	36,454	36,157	37,101	36,157

Ending total student loans, net	$164,848	$169,287	$176,816	$164,848	$176,816

Average student loans	$167,166	$172,436	$178,620	$171,499	$181,242

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				September 30, 2012 vs. June 30, 2012		September 30, 2012 vs. September 30, 2011
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2012	June 30, 2012	September 30, 2011	$	%	$	%
Interest income:
FFELP Loans	$840	$777	$858	$63	8%	$(18)	(2)%
Private Education Loans	615	616	609	(1)	—	6	1
Other loans	4	4	5	—	—	(1)	(20)
Cash and investments	5	6	4	(1)	(17)	1	25

Total interest income	1,464	1,403	1,476	61	4	(12)	(1)
Total interest expense	645	657	591	(12)	(2)	54	9

Net interest income	819	746	885	73	10	(66)	(7)
Less: provisions for loan losses	270	243	409	27	11	(139)	(34)

Net interest income after provisions for loan losses	549	503	476	46	9	73	15
Other income (loss):
Gains (losses) on derivative and hedging activities, net	(233)	6	(480)	(239)	(3,983)	247	(51)
Servicing revenue	94	92	95	2	2	(1)	(1)
Contingency revenue	85	87	84	(2)	(2)	1	1
Gains on debt repurchases	44	20	—	24	120	44	100
Other income (loss)	3	(2)	1	5	250	2	200

Total other income (loss)	(7)	203	(300)	(210)	(103)	293	(98)
Expenses:
Operating expenses	244	239	285	5	2	(41)	(14)
Goodwill and acquired intangible assets impairment and amortization expense	5	5	6	—	—	(1)	(17)
Restructuring expenses	2	3	1	(1)	(33)	1	100

Total expenses	251	247	292	4	2	(41)	(14)
Income (loss) from continuing operations before income tax expense (benefit)	291	459	(116)	(168)	(37)	407	351
Income tax expense (benefit)	104	168	(46)	(64)	(38)	150	326

Net income (loss) from continuing operations	187	291	(70)	(104)	(36)	257	367
Income from discontinued operations, net of tax expense	—	—	23	—	—	(23)	(100)

Net income (loss)	187	291	(47)	(104)	(36)	234	498
Less: net loss attributable to noncontrolling interest	(1)	(1)	—	—	—	(1)	(100)

Net income (loss) attributable to SLM Corporation	188	292	(47)	(104)	(36)	235	500
Preferred stock dividends	5	5	5	—	—	—	—

Net income (loss) attributable to SLM Corporation common stock	$183	$287	$(52)	$(104)	(36)%	$235	452%

Basic earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$.39	$.59	$(.14)	$(.20)	(34)%	$.53	379%
Discontinued operations	—	—	.04	—	—	(.04)	(100)

Total	$.39	$.59	$(.10)	$(.20)	(34)%	$.49	490%

Diluted earnings (loss) per common share attributable to SLM Corporation:
Continuing operations	$.39	$.59	$(.14)	$(.20)	(34)%	$.53	379%
Discontinued operations	—	—	.04	—	—	(.04)	(100)

Total	$.39	$.59	$(.10)	$(.20)	(34)%	$.49	490%

Dividends per common share attributable to SLM Corporation	$.125	$.125	$.10	$—	—%	$.025	25%

	Nine Months Ended September 30,		Increase (Decrease)
(In millions, except per share data)	2012	2011	$	%
Interest income:
FFELP Loans	$2,459	$2,584	$(125)	(5)%
Private Education Loans	1,856	1,813	43	2
Other loans	13	17	(4)	(24)
Cash and investments	16	14	2	14

Total interest income	4,344	4,428	(84)	(2)
Total interest expense	1,968	1,777	191	11

Net interest income	2,376	2,651	(275)	(10)
Less: provisions for loan losses	766	1,003	(237)	(24)

Net interest income after provisions for loan losses	1,610	1,648	(38)	(2)
Other income (loss):
Gains (losses) on derivative and hedging activities, net	(600)	(1,231)	631	(51)
Servicing revenue	283	286	(3)	(1)
Contingency revenue	261	248	13	5
Gains on debt repurchases	102	38	64	168
Other income	40	25	15	60

Total other income (loss)	86	(634)	720	114
Expenses:
Operating expenses	743	857	(114)	(13)
Goodwill and acquired intangible assets impairment and amortization expense	14	18	(4)	(22)
Restructuring expenses	11	6	5	83

Total expenses	768	881	(113)	(13)
Income from continuing operations before income tax expense	928	133	795	598
Income tax expense	339	44	295	670

Net income from continuing operations	589	89	500	562
Income from discontinued operations, net of tax expense	—	33	(33)	(100)

Net income	589	122	467	383
Less: net loss attributable to noncontrolling interest	(2)	—	(2)	(100)

Net income attributable to SLM Corporation	591	122	469	384
Preferred stock dividends	15	13	2	15

Net income attributable to common stock	$576	$109	$467	428%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$1.19	$.15	$1.04	693%
Discontinued operations	—	.06	(.06)	(100)

Total	$1.19	$.21	$.98	467%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$1.18	$.15	$1.03	687%
Discontinued operations	—	.06	(.06)	(100)

Total	$1.18	$.21	$.97	462%

Dividends per common share attributable to SLM Corporation	$.375	$.20	$.175	88%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	September 30, 2012	June 30, 2012	September 30, 2011

Assets
FFELP Loans (net of allowance for losses of $166; $173 and $189, respectively)	$127,747	$132,833	$140,659
Private Education Loans (net of allowance for losses of $2,196; $2,186 and $2,167, respectively)	37,101	36,454	36,157
Cash and investments	4,283	4,123	4,950
Restricted cash and investments	6,331	6,717	5,847
Goodwill and acquired intangible assets, net	462	467	484
Other assets	8,279	8,485	9,447

Total assets	$184,203	$189,079	$197,544

Liabilities
Short-term borrowings	$20,457	$24,493	$31,745
Long-term borrowings	154,786	155,476	156,810
Other liabilities	4,014	4,172	4,207

Total liabilities	179,257	184,141	192,762

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $.20 per share, 1.125 billion shares authorized: 534 million; 533 million and 529 million shares, respectively, issued	107	107	106
Additional paid-in capital	4,219	4,196	4,127
Accumulated other comprehensive loss, net of tax benefit	(8)	(10)	(20)
Retained earnings	1,165	1,040	315

Total SLM Corporation stockholders’ equity before treasury stock	6,048	5,898	5,093
Less: Common stock held in treasury: 72 million; 63 million and 20 million shares, respectively	(1,108)	(967)	(319)

Total SLM Corporation stockholders’ equity	4,940	4,931	4,774
Noncontrolling interest	6	7	8

Total equity	4,946	4,938	4,782

Total liabilities and equity	$184,203	$189,079	$197,544

Consolidated Earnings Summary — GAAP basis

Three Months Ended September 30, 2012 Compared with Three Months Ended September 30, 2011

For the three months ended September 30, 2012, net income was $188 million, or $.39 diluted earnings per common share, compared with a net loss of $47 million, or $.10 diluted loss per common share, for the three months ended September 30, 2011. The increase in net income was primarily due to a $247 million decrease in net losses on derivative and hedging activities, a $139 million decrease in provisions for loan losses, a $41 million decrease in operating expenses, and a $44 million increase in gains on debt repurchases, which were partially offset by a $66 million decline in net interest income.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income declined by $66 million primarily due to a $12 billion decline in average FFELP Loans outstanding and higher funding costs, which were partly due to refinancing debt into longer term liabilities. The decline in FFELP Loans outstanding was driven by normal loan amortization as well as loans that were consolidated under ED’s Special Direct Consolidation Loan Initiative (“SDCL”) which expired in June 2012. (See “FFELP Loans Segment” for further discussion.)

•

Provisions for loan losses decreased by $139 million, primarily as a result of $124 million of additional provision included in the year-ago quarter attributable to the cumulative effect of the implementation of new accounting guidance for troubled debt restructurings (“TDRs”) (see “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-offs” for a further discussion). The remaining decrease was a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Gains (losses) on derivative and hedging activities resulted in a net loss of $233 million in the current quarter compared with a net loss of $480 million in the year-ago quarter. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Gains on debt repurchases increased $44 million as we repurchased more debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•	Operating expenses decreased $41 million primarily due to the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

•	Net income from discontinued operations decreased $23 million primarily due to the sale of our Purchased Paper — Non-Mortgage portfolio in third-quarter 2011.

•

The effective tax rates for the third quarters of 2012 and 2011 were 36 percent and 40 percent, respectively. The movement in the effective tax rate was primarily driven by the impact of significantly higher reported pre-tax income in the current period.

In addition, we repurchased 7.6 million shares of our common stock during the third-quarter 2012 as part of our ongoing common share repurchase program. Primarily as a result of these ongoing repurchases, our average outstanding diluted shares decreased by 40 million common shares.

Nine Months Ended September 30, 2012 Compared with Nine Months Ended September 30, 2011

For the nine months ended September 30, 2012 and 2011, net income was $591 million, or $1.18 diluted earnings per common share, and $122 million, or $.21 diluted earnings per common share, respectively. The increase in net income was primarily due to a $631 million decrease in net losses on derivative and hedging activities, a $237 million decrease in provisions for loan losses, a $114 million decrease in operating expenses and a $64 million increase in gains on debt repurchases, which more than offset the $275 million decline in net interest income.

The primary contributors to each of the identified drivers of changes in net income for the current nine-month period compared with the year-ago nine-month period are as follows:

•

Net interest income declined by $275 million primarily due to a $10.5 billion reduction in average FFELP Loans outstanding, higher cost of funds, which were partly due to refinancing debt into longer term liabilities, as well as the impact from the acceleration of $50 million of non-cash loan premium amortization in the second-quarter 2012 related to SDCL (see “FFELP Loans Segment” for further discussion). The decline in FFELP Loans outstanding was driven by normal loan amortization as well as loans that were consolidated under SDCL.

•

Provisions for loan losses decreased by $237 million. Excluding the effect of $124 million of additional provision in the nine months ended September 30, 2011, related to the implementation of new accounting guidance for TDRs referred to above (see also “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-offs” for further discussion), the provision for loan losses decreased by $113 million as a result of overall improvements in credit quality and delinquency and charge-off trends.

•

Net losses on derivative and hedging activities decreased by $631 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•

Gains on debt repurchases increased $64 million as we repurchased more debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•	Operating expenses decreased $114 million primarily due to the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

•	Net income from discontinued operations decreased $33 million due to the sale of our Purchased Paper — Non-Mortgage portfolio in third-quarter 2011.

•

The effective tax rates for the nine months ended September 30, 2012 and 2011 were 37 percent and 33 percent, respectively. The movement in the effective tax rate was primarily driven by the impact of significantly higher reported pre-tax income in the current period.

In addition, we repurchased 48.2 million shares of our common stock during the nine months ended September 30, 2012, as part of our ongoing common share repurchase program. Primarily as a result of these ongoing repurchases, our average outstanding diluted shares decreased by 36 million common shares.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we internally review when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended September 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$615	$—	$712	$—	$—	$1,327	$206	$(78)		$128	$1,455
Other loans	—	—	—	4	—	4	—	—		—	4
Cash and investments	1	3	3	—	(2)	5	—	—		—	5

Total interest income	616	3	715	4	(2)	1,336	206	(78)		128	1,464
Total interest expense	209	—	399	12	(2)	618	26	1	(4)	27	645

Net interest income (loss)	407	3	316	(8)	—	718	180	(79)		101	819
Less: provisions for loan losses	252	—	18	—	—	270	—	—		—	270

Net interest income (loss) after provisions for loan losses	155	3	298	(8)	—	448	180	(79)		101	549
Servicing revenue	12	224	22	—	(164)	94	—	—		—	94
Contingency revenue	—	85	—	—	—	85	—	—		—	85
Gains on debt repurchases	—	—	—	44	—	44	—	—		—	44
Other income (loss)	—	7	—	4	—	11	(180)	(61	)(5)	(241)	(230)

Total other income (loss)	12	316	22	48	(164)	234	(180)	(61)		(241)	(7)
Expenses:
Direct operating expenses	67	112	171	3	(164)	189	—	—		—	189
Overhead expenses	—	—	—	55	—	55	—	—		—	55

Operating expenses	67	112	171	58	(164)	244	—	—		—	244
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	5		5	5
Restructuring expenses	1	1	—	—	—	2	—	—		—	2

Total expenses	68	113	171	58	(164)	246	—	5		5	251

Income (loss) from continuing operations, before income tax expense (benefit)	99	206	149	(18)	—	436	—	(145)		(145)	291
Income tax expense (benefit)(3)	36	76	55	(7)	—	160	—	(56)		(56)	104

Net income (loss) from continuing operations	63	130	94	(11)	—	276	—	(89)		(89)	187
Income from discontinued operations, net of tax expense	—	—	—	—	—	—	—	—		—	—

Net income (loss)	63	130	94	(11)	—	276	—	(89)		(89)	187
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$63	$131	$94	$(11)	$—	$277	$—	$(89)		$(89)	$188

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$101	$—	$101
Total other loss	(241)	—	(241)
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$(140)	$(5)	(145)

Income tax benefit			(56)

Net loss			$(89)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(9) million of “other derivative accounting adjustments.”

(5)	Represents the $(53) million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(9) million of “other derivative accounting adjustments.”

	Quarter Ended June 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$616	$—	$652	$—	$—	$1,268	$223	$(98)	$125	$1,393
Other loans	—	—	—	4	—	4	—	—	—	4
Cash and investments	2	2	3	1	(2)	6	—	—	—	6

Total interest income	618	2	655	5	(2)	1,278	223	(98)	125	1,403
Total interest expense	206	—	409	10	(2)	623	34	—	34	657

Net interest income (loss)	412	2	246	(5)	—	655	189	(98)	91	746
Less: provisions for loan losses	225	—	18	—	—	243	—	—	—	243

Net interest income (loss) after provisions for loan losses	187	2	228	(5)	—	412	189	(98)	91	503
Servicing revenue	12	230	22	—	(172)	92	—	—	—	92
Contingency revenue	—	87	—	—	—	87	—	—	—	87
Gains on debt repurchases	—	—	—	20	—	20	—	—	—	20
Other income (loss)	—	8	—	5	—	13	(189)	180 (4)	(9)	4

Total other income (loss)	12	325	22	25	(172)	212	(189)	180	(9)	203
Expenses:
Direct operating expenses	64	109	181	3	(172)	185	—	—	—	185
Overhead expenses	—	—	—	54	—	54	—	—	—	54

Operating expenses	64	109	181	57	(172)	239	—	—	—	239
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	5	5	5
Restructuring expenses	1	2	—	—	—	3	—	—	—	3

Total expenses	65	111	181	57	(172)	242	—	5	5	247

Income (loss) from continuing operations, before income tax expense (benefit)	134	216	69	(37)	—	382	—	77	77	459
Income tax expense (benefit)(3)	49	79	25	(13)	—	140	—	28	28	168

Net income (loss) from continuing operations	85	137	44	(24)	—	242	—	49	49	291
Income from discontinued operations, net of tax expense	—	—	—	—	—	—	—	—	—	—

Net income (loss)	85	137	44	(24)	—	242	—	49	49	291
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—	—	(1)

Net income (loss) attributable to SLM Corporation	$85	$138	$44	$(24)	$—	$243	$—	$49	$49	$292

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$91	$—	$91
Total other loss	(9)	—	(9)
Goodwill and acquired intangible assets impairment and amortization	—	5	5

Total “Core Earnings” adjustments to GAAP	$82	$(5)	77

Income tax expense			28

Net income			$49

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents the $194 million of “unrealized gains on derivative and hedging activities, net” as well as the $14 million of “other derivative accounting adjustments.”

	Quarter Ended September 30, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$609	$—	$711	$—	$—	$1,320	$246	$(99)		$147	$1,467
Other loans	—	—	—	5	—	5	—	—		—	5
Cash and investments	2	3	1	1	(3)	4	—	—		—	4

Total interest income	611	3	712	6	(3)	1,329	246	(99)		147	1,476
Total interest expense	204	—	354	16	(3)	571	17	3	(4)	20	591

Net interest income (loss)	407	3	358	(10)	—	758	229	(102)		127	885
Less: provisions for loan losses	384	—	21	4	—	409	—	—		—	409

Net interest income (loss) after provisions for loan losses	23	3	337	(14)	—	349	229	(102)		127	476
Servicing revenue	16	242	20	—	(183)	95	—	—		—	95
Contingency revenue	—	84	—	—	—	84	—	—		—	84
Gains on debt repurchases	—	—	—	—	—	—	—	—		—
Other income (loss)	—	11	—	8	—	19	(229)	(269	)(5)	(498)	(479)

Total other income (loss)	16	337	20	8	(183)	198	(229)	(269)		(498)	(300)
Expenses:
Direct operating expenses	82	119	188	2	(183)	208	—	—		—	208
Overhead expenses	—	—	—	77	—	77	—	—		—	77

Operating expenses	82	119	188	79	(183)	285	—	—		—	285
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	6		6	6
Restructuring expenses	—	1	—	—	—	1	—	—		—	1

Total expenses	82	120	188	79	(183)	286	—	6		6	292

Income (loss) from continuing operations, before income tax expense (benefit)	(43)	220	169	(85)	—	261	—	(377)		(377)	(116)
Income tax expense (benefit)(3)	(16)	81	62	(31)	—	96	—	(142)		(142)	(46)

Net income (loss) from continuing operations	(27)	139	107	(54)	—	165	—	(235)		(235)	(70)
Income from discontinued operations, net of tax expense	—	—	—	23	—	23	—	—		—	23

Net income (loss)	$(27)	$139	$107	$(31)	$—	$188	$—	$(235)		$(235)	$(47)

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$127	$—	$127
Total other loss	(498)	—	(498)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(371)	$(6)	(377)

Income tax benefit			(142)

Net loss			$(235)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $20 million of “other derivative accounting adjustments.”

(5)	Represents the $252 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $20 million of “other derivative accounting adjustments.”

	Nine Months Ended September 30, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$1,856	$—	$2,090	$—	$—	$3,946	$643	$(274)		$369	$4,315
Other loans	—	—	—	13	—	13	—	—		—	13
Cash and investments	6	7	8	2	(7)	16	—	—		—	16

Total interest income	1,862	7	2,098	15	(7)	3,975	643	(274)		369	4,344
Total interest expense	618	—	1,231	28	(7)	1,870	95	3	(4)	98	1,968

Net interest income (loss)	1,244	7	867	(13)	—	2,105	548	(277)		271	2,376
Less: provisions for loan losses	712	—	54	—	—	766	—	—		—	766

Net interest income (loss) after provisions for loan losses	532	7	813	(13)	—	1,339	548	(277)		271	1,610
Servicing revenue	35	691	69	—	(512)	283	—	—		—	283
Contingency revenue	—	261	—	—	—	261	—	—		—	261
Gains on debt repurchases	—	—	—	102	—	102	—	—		—	102
Other income (loss)	—	24	—	11	—	35	(548)	(47	)(5)	(595)	(560)

Total other income (loss)	35	976	69	113	(512)	681	(548)	(47)		(595)	86
Expenses:
Direct operating expenses	199	342	537	6	(512)	572	—	—		—	572
Overhead expenses	—	—	—	171	—	171	—	—		—	171

Operating expenses	199	342	537	177	(512)	743	—	—		—	743
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	14		14	14
Restructuring expenses	3	3	—	5	—	11	—	—		—	11

Total expenses	202	345	537	182	(512)	754	—	14		14	768

Income (loss) from continuing operations, before income tax expense (benefit)	365	638	345	(82)	—	1,266	—	(338)		(338)	928
Income tax expense (benefit)(3)	133	233	127	(29)	—	464	—	(125)		(125)	339

Net income (loss) from continuing operations	232	405	218	(53)	—	802	—	(213)		(213)	589
Income from discontinued operations, net of tax expense	—	—	—	—	—	—	—	—		—	—

Net income (loss)	232	405	218	(53)	—	802	—	(213)		(213)	589
Less: net loss attributable to noncontrolling interest	—	(2)	—	—	—	(2)	—	—		—	(2)

Net income (loss) attributable to SLM Corporation	$232	$407	$218	$(53)	$—	$804	$—	$(213)		$(213)	$591

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$271	$—	$271
Total other loss	(595)	—	(595)
Goodwill and acquired intangible assets impairment and amortization	—	14	14

Total “Core Earnings” adjustments to GAAP	$(324)	$(14)	(338)

Income tax benefit			(125)

Net loss			$(213)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $2 million of “other derivative accounting adjustments.”

(5)	Represents the $(52) million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $2 million of “other derivative accounting adjustments.”

	Nine Months Ended September 30, 2011
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$1,813	$—	$2,168	$—	$—	$3,981	$674	$(258)		$416	$4,397
Other loans	—	—	—	17	—	17	—	—		—	17
Cash and investments	7	8	3	4	(8)	14	—	—		—	14

Total interest income	1,820	8	2,171	21	(8)	4,012	674	(258)		416	4,428
Total interest expense	603	—	1,080	46	(8)	1,721	51	5	(4)	56	1,777

Net interest income (loss)	1,217	8	1,091	(25)	—	2,291	623	(263)		360	2,651
Less: provisions for loan losses	924	—	67	12	—	1,003	—	—		—	1,003

Net interest income (loss) after provisions for loan losses	293	8	1,024	(37)	—	1,288	623	(263)		360	1,648
Servicing revenue	48	731	66	—	(559)	286	—	—		—	286
Contingency revenue	—	248	—	—	—	248	—	—		—	248
Gains on debt repurchases	—	—	—	64	—	64	(26)	—		(26)	38
Other income (loss)	—	31	—	14	—	45	(597)	(654	)(5)	(1,251)	(1,206)

Total other income (loss)	48	1,010	66	78	(559)	643	(623)	(654)		(1,277)	(634)
Expenses:
Direct operating expenses	237	368	575	10	(559)	631	—	—		—	631
Overhead expenses	—	—	—	226	—	226	—	—		—	226

Operating expenses	237	368	575	236	(559)	857	—	—		—	857
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	18		18	18
Restructuring expenses	2	2	1	1	—	6	—	—		—	6

Total expenses	239	370	576	237	(559)	863	—	18		18	881

Income (loss) from continuing operations, before income tax expense (benefit)	102	648	514	(196)	—	1,068	—	(935)		(935)	133
Income tax expense (benefit)(3)	37	238	189	(71)	—	393	—	(349)		(349)	44

Net income (loss) from continuing operations	65	410	325	(125)	—	675	—	(586)		(586)	89
Income from discontinued operations, net of tax expense	—	—	—	33	—	33	—	—		—	33

Net income (loss)	$65	$410	$325	$(92)	$—	$708	$—	$(586)		$(586)	$122

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Nine Months Ended September 30, 2011
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$360	$—	$360
Total other loss	(1,277)	—	(1,277)
Goodwill and acquired intangible assets impairment and amortization	—	18	18

Total “Core Earnings” adjustments to GAAP	$(917)	$(18)	(935)

Income tax benefit			(349)

Net loss			$(586)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $26 million of “other derivative accounting adjustments.”

(5)	Represents the $633 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $26 million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income (loss) and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$(140)	$82	$(371)	$(324)	$(917)
Net impact of goodwill and acquired intangible assets	(5)	(5)	(6)	(14)	(18)
Net tax effect	56	(28)	142	125	349

Total “Core Earnings” adjustments to GAAP	$(89)	$49	$(235)	$(213)	$(586)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(233)	$6	$(480)	$(600)	$(1,231)
Plus: Realized losses on derivative and hedging activities, net(1)	180	188	228	548	598

Unrealized gains (losses) on derivative and hedging activities, net(2)	(53)	194	(252)	(52)	(633)
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(78)	(98)	(99)	(274)	(258)
Other derivative accounting adjustments(3)	(9)	(14)	(20)	2	(26)

Total net impact of derivative accounting(4)	$(140)	$82	$(371)	$(324)	$(917)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 31, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Floor Income Contracts	$(12)	$50	$(356)	$174	$(482)
Basis swaps	(7)	(26)	57	(55)	76
Foreign currency hedges	(22)	172	43	(144)	(261)
Other	(12)	(2)	4	(27)	34

Total unrealized gains (losses) on derivative and hedging activities, net	$(53)	$194	$(252)	$(52)	$(633)

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(206)	$(223)	$(246)	$(643)	$(674)
Net settlement income on interest rate swaps reclassified to net interest income	26	34	17	95	51
Foreign exchange derivative gains reclassified to other income	—	1	1	—	—
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	25

Total reclassifications of realized losses on derivative and hedging activities	$(180)	$(188)	$(228)	$(548)	$(598)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of September 30, 2012, derivative accounting has reduced GAAP equity by approximately $1.2 billion as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Beginning impact of derivative accounting on GAAP equity	$(1,098)	$(1,149)	$(1,009)	$(977)	$(676)
Net impact of net unrealized gains (losses) under derivative accounting(1)	(85)	51	(223)	(206)	(556)

Ending impact of derivative accounting on GAAP equity	$(1,183)	$(1,098)	$(1,232)	$(1,183)	$(1,232)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 31, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(140)	$82	$(371)	$(324)	$(917)
Tax impact of derivative accounting adjustments recognized in net income	53	(30)	139	112	338
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	2	(1)	9	6	23

Net impact of net unrealized gains (losses) under derivative accounting	$(85)	$51	$(223)	$(206)	$(556)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of September 30, 2012, the remaining amortization term of the net floor premiums was approximately 3.75 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

	As of
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011
Unamortized net Floor premiums (net of tax)	$(600)	$(650)	$(834)

2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the acquired intangible asset adjustments.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(5)	$(5)	$(6)	$(14)	$(18)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table shows “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. June 30, 2012	Sept. 30, 2012 vs. Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. Sept. 30, 2011
“Core Earnings” interest income:
Private Education Loans	$615	$616	$609	—%	1%	$1,856	$1,813	2%
Cash and investments	1	2	2	(50)	(50)	6	7	(14)

Total “Core Earnings” interest income	616	618	611	—	1	1,862	1,820	2
Total “Core Earnings” interest expense	209	206	204	1	2	618	603	2

Net “Core Earnings” interest income	407	412	407	(1)	—	1,244	1,217	2
Less: provision for loan losses	252	225	384	12	(34)	712	924	(23)

Net “Core Earnings” interest income after provision for loan losses	155	187	23	(17)	574	532	293	82
Servicing revenue	12	12	16	—	(25)	35	48	(27)
Direct operating expenses	67	64	82	5	(18)	199	237	(16)
Restructuring expenses	1	1	—	—	—	3	2	50

Total expenses	68	65	82	5	(17)	202	239	(15)

Income before income tax expense	99	134	(43)	(26)	330	365	102	258
Income tax expense	36	49	(16)	(27)	325	133	37	259

“Core Earnings”	$63	$85	$(27)	(26)%	333%	$232	$65	257%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP basis Consumer Lending net interest margin before provision for loan losses.

	Quarters Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
“Core Earnings” basis Private Education student loan yield	6.35%	6.36%	6.39%	6.38%	6.34%
Discount amortization	.17	.24	.18	.22	.24

“Core Earnings” basis Private Education Loan net yield	6.52	6.60	6.57	6.60	6.58
“Core Earnings” basis Private Education Loan cost of funds	(2.08)	(2.05)	(2.00)	(2.05)	(2.00)

“Core Earnings” basis Private Education Loan spread	4.44	4.55	4.57	4.55	4.58
“Core Earnings” basis other interest-earning asset spread impact	(.39)	(.41)	(.54)	(.40)	(.52)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.05%	4.14%	4.03%	4.15%	4.06%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.05%	4.14%	4.03%	4.15%	4.06%
Adjustment for GAAP accounting treatment(2)	(.08)	(.11)	(.09)	(.11)	(.06)

GAAP basis Consumer Lending net interest margin(1)	3.97%	4.03%	3.94%	4.04%	4.00%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
Private Education Loans	$37,545	$37,543	$36,772	$37,612	$36,853
Other interest-earning assets	2,436	2,544	3,280	2,436	3,183

Total Consumer Lending “Core Earnings” basis interest-earning assets	$39,981	$40,087	$40,052	$40,048	$40,036

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

The increases in the “Core Earnings” basis Consumer Lending net interest margin for the three and nine month periods ended September 30, 2012 over the prior-year periods were primarily due to reduced spread impacts from declines in the average balances of our other interest-earning assets. These assets consist primarily of securitization trust restricted cash and cash held at Sallie Mae Bank (the “Bank”). Our other interest-earning asset portfolio yields a negative net interest margin and as a result, when its relative weighting decreases compared to the Private Education Loan portfolio, the overall net interest margin increases. Partially offsetting this benefit was an increase in the cost of funds related to unsecured debt and asset-backed securities issued in 2011 and 2012.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011(1)	September 30, 2012	September 30, 2011(1)
Private Education Loan provision for loan losses	$252	$225	$384	$712	$924
Private Education Loan charge-offs	$250	$235	$272	$709	$809

(1)

We recorded an additional $124 million of provision for Private Education Loan losses in the third quarter of 2011 in connection with adopting new accounting rules related to TDRs. For a discussion of the effect of these new rules on our provision for Private Education Loan losses, please refer to “Note 2 — Significant Accounting Policies — Allowance for Loan Losses” in our 2011 Form 10-K.

In establishing the allowance for Private Education Loan losses as of September 30, 2012, we considered several factors with respect to our Private Education Loan portfolio. In particular, as compared to the year-ago periods we continue to see improving credit quality and continuing positive delinquency and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) has decreased to 10.0 percent from 10.3 percent and the charge-off rate has declined to 3.23 percent from 3.74 percent compared with the year-ago quarter. Apart from these overall improvements, Private Education Loans that have defaulted between 2008 and 2011 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. Our allowance for loan losses takes into account these potential recovery uncertainties.

The decline in the Private Education Loan provision for loan losses compared to the year-ago periods (excluding the effect of the TDR implementation) reflects the improving credit quality and performance trends discussed above.

During the second quarter of 2012, we increased our focus on encouraging our borrowers to enter into repayment plans in lieu of using forbearance to better help our borrowers manage their overall payment obligations. This resulted in what we expect will be a one-time increase in late stage delinquencies and charge-offs that are expected to occur through the end of 2012. We believe most of this increase is an acceleration of future charge-offs that would have occurred in future periods. As a result of this change, the percentage of loans in forbearance dropped to 3.2 percent as of September 30, 2012 compared to 4.3 percent and 4.5 percent as of June 30, 2012 and September 30, 2011, respectively. The increase in the Private Education Loan provision for loan losses for third-quarter 2012 compared with second-quarter 2012 was primarily the result of this change discussed above.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decrease in operating expenses in the quarter ended September 30, 2012 compared with the quarter ended September 30, 2011 was primarily the result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011. Operating expenses were 71 basis points and 88 basis points of average Private Education Loans in the quarters ended September 30, 2012 and 2011, respectively, and 71 basis points and 86 basis points of average Private Education Loans in the nine months ended September 30, 2012 and 2011, respectively.

Business Services Segment

The following table shows “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. June 30, 2012	Sept. 30, 2012 vs. Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. Sept. 30, 2011
Net interest income	$3	$2	$3	50%	—%	$7	$8	(13)%
Servicing revenue:
Intercompany loan servicing	164	172	183	(5)	(10)	512	559	(8)
Third-party loan servicing	26	26	20	—	30	74	60	23
Guarantor servicing	11	11	15	—	(27)	33	40	(18)
Other servicing	23	21	24	10	(4)	72	72	—

Total servicing revenue	224	230	242	(3)	(7)	691	731	(5)
Contingency revenue	85	87	84	(2)	1	261	248	5
Other Business Services revenue	7	8	11	(13)	(36)	24	31	(23)

Total other income	316	325	337	(3)	(6)	976	1,010	(3)
Direct operating expenses	112	109	119	3	(6)	342	368	(7)
Restructuring expenses	1	2	1	(50)	—	3	2	50

Total expenses	113	111	120	2	(6)	345	370	(7)

Income from continuing operations, before income tax expense	206	216	220	(5)	(6)	638	648	(2)
Income tax expense	76	79	81	(4)	(6)	233	238	(2)

“Core Earnings”	130	137	139	(5)	(6)	405	410	(1)
Less: net loss attributable to noncontrolling interest	(1)	(1)	—	—	(100)	(2)	—	(100)

“Core Earnings” attributable to SLM Corporation	$131	$138	$139	(5)%	(6)%	$407	$410	(1)%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $129 billion and $140 billion for the quarters ended September 30, 2012 and 2011, respectively, and $132 billion and $142 billion for the nine months ended September 30, 2012 and 2011, respectively. The decline in intercompany loan servicing revenue from the year-ago period is primarily the result of a lower outstanding principal balance in the underlying portfolio.

As of September 30, 2012, we are servicing approximately 4.1 million accounts under the ED Servicing Contract compared with 3.8 million and 3.4 million accounts serviced at June 30, 2012 and September 30, 2011, respectively. The increase in the third-party loan servicing fees for the current quarter and nine-month period compared with the prior-year periods was driven by the increase in the number of accounts serviced as well as an increase in ancillary servicing fees earned. The third quarters of 2012 and 2011 included $23 million and $16 million, respectively, of servicing revenue related to the ED Servicing Contract.

Guarantor Servicing revenue declined for the three and nine month periods ending September 30, 2012 compared with the prior-year periods primarily due to the declining balance of FFELP loans outstanding for which we earn fees.

Other servicing revenue includes account asset servicing revenue and Campus Solutions revenue. Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for 529 college savings plans we service. Assets under administration of 529 college savings plans totaled $43.1 billion as of September 30, 2012, a 25 percent increase from the year-ago quarter. Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

Our contingency revenue consists of fees we receive for collections of delinquent debt on behalf of clients performed on a contingency basis. The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collections receivables to decline over time as a result of the elimination of FFELP in July 2010.

(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011
Student loans	$12,151	$10,620	$10,839
Other	2,018	1,864	2,133

Total	$14,169	$12,484	$12,972

Other Business Services revenue is primarily transaction fees that are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. Typically, a percentage of the purchase price of the consumer members’ eligible purchases with participating companies is set aside in an account maintained by us on behalf of our members.

Revenues related to services performed on FFELP Loans accounted for 76 percent and 78 percent, respectively, of total segment revenues for the quarters ended September 30, 2012 and 2011 and 76 percent and 78 percent, respectively, of total segment revenues for the nine months ended September 30, 2012 and 2011.

Operating Expenses — Business Services Segment

Operating expenses for the three and nine month periods ended September 30, 2012 decreased from the year-ago periods, primarily as a result of the current-year benefit of the cost-cutting efforts we implemented throughout 2011.

FFELP Loans Segment

The following table shows “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. June 30, 2012	Sept. 30, 2012 vs. Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. Sept. 30, 2011
“Core Earnings” interest income:
FFELP Loans	$712	$652	$711	9%	—%	$2,090	$2,168	(4)%
Cash and investments	3	3	1	—	200	8	3	167

Total “Core Earnings” interest income	715	655	712	9	—	2,098	2,171	(3)
Total “Core Earnings” interest expense	399	409	354	(2)	13	1,231	1,080	14

Net “Core Earnings” interest income	316	246	358	28	(12)	867	1,091	(21)
Less: provision for loan losses	18	18	21	—	(14)	54	67	(19)

Net “Core Earnings” interest income after provision for loan losses	298	228	337	31	(12)	813	1,024	(21)
Servicing revenue	22	22	20	—	10	69	66	5
Direct operating expenses	171	181	188	(6)	(9)	537	575	(7)
Restructuring expenses	—	—	—	—	—	—	1	(100)

Total expenses	171	181	188	(6)	(9)	537	576	(7)

Income from continuing operations, before income tax expense	149	69	169	116	(12)	345	514	(33)
Income tax expense	55	25	62	120	(11)	127	189	(33)

“Core Earnings”	$94	$44	$107	114%	(12)%	$218	$325	(33)%

FFELP Loan Net Interest Margin

The following table shows the FFELP Loan “Core Earnings” basis net interest margin along with reconciliation to the GAAP basis FFELP Loan net interest margin.

	Quarters Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
“Core Earnings” basis FFELP student loan yield	2.65%	2.66%	2.55%	2.65%	2.57%
Hedged Floor Income	.24	.29	.27	.27	.24
Unhedged Floor Income	.13	.07	.09	.10	.12
Consolidation Loan Rebate Fees	(.66)	(.67)	(.65)	(.66)	(.66)
Repayment Borrower Benefits	(.11)	(.14)	(.13)	(.12)	(.11)
Premium amortization	(.07)	(.27)	(.14)	(.16)	(.15)

“Core Earnings” basis FFELP student loan net yield	2.18	1.94	1.99	2.08	2.01
“Core Earnings” basis FFELP student loan cost of funds	(1.13)	(1.14)	(.96)	(1.15)	(.96)

“Core Earnings” basis FFELP student loan spread	1.05	.80	1.03	.93	1.05
“Core Earnings” basis FFELP other interest-earning asset spread impact	(.13)	(.10)	(.06)	(.11)	(.07)

“Core Earnings” basis FFELP Loan net interest margin(1)	.92%	.70%	.97%	.82%	.98%

“Core Earnings” basis FFELP Loan net interest margin(1)	.92%	.70%	.97%	.82%	.98%
Adjustment for GAAP accounting treatment(2)	.32	.30	.38	.30	.35

GAAP basis FFELP Loan net interest margin	1.24%	1.00%	1.35%	1.12%	1.33%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)
FFELP Loans	$129,621	$134,893	$141,848	$133,887	$144,389
Other interest-earning assets	7,601	6,291	4,784	6,776	4,927

Total FFELP “Core Earnings” basis interest-earning assets	$137,222	$141,184	$146,632	$140,663	$149,316

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

The decrease in the “Core Earnings” basis FFELP Loan net interest margin of 5 basis points for the quarter ended September 30, 2012 compared with the quarter ended September 30, 2011 and of 16 basis points for the nine months ended September 30, 2012 compared with the year-ago period was primarily the result of a general increase in our funding costs related to unsecured and ABS debt issuances over the last year and increased spread impacts from increases in the average balance of our other interest-earning assets. These assets are primarily securitization trust restricted cash. Our other interest-earning asset portfolio yields a negative net interest margin and as a result, when its relative weighting increases, the overall net interest margin declines. Offsetting these negative effects on the FFELP Loan net interest margin was lower premium amortization due to lower prepayment speeds.

During the fourth-quarter 2011, the Administration announced the SDCL. The initiative provided an incentive to borrowers who have at least one student loan owned by the Department of Education (“ED”) and at least one held by a FFELP lender to consolidate the FFELP lender’s loans into the Direct Loan Program by providing a 0.25 percentage point interest rate reduction on the FFELP loans that are eligible for consolidation. The program was available from January 17, 2012 through June 30, 2012.

While borrowers initiated the application process prior to June 30, 2012 to consolidate approximately $5 billion of our FFELP Loans to ED as part of this initiative, the actual consolidation of these loans occurred in both the second and third quarters of 2012. During second-quarter 2012, $2.2 billion were consolidated with the remaining balance being consolidated in third-quarter 2012. The consolidation of these loans resulted in the acceleration of $42 million of non-cash loan premium amortization and $8 million of non-cash debt discount amortization during second-quarter 2012. This combined $50 million acceleration of non-cash amortization related to this activity reduced the FFELP Loan net interest margin by 14 basis points in the second quarter of 2012 and 5 basis points for the nine months ended September 30, 2012. The SDCL ended June 30, 2012. The “Core Earnings” basis FFELP Loan net interest margin was not affected for the quarter ended September 30, 2012 by any additional loan premium expense or debt discount expense related to this initiative.

On December 23, 2011, the President signed the Consolidated Appropriations Act of 2012 into law. This law includes changes that permit FFELP lenders or beneficial holders to change the index on which the Special Allowance Payments (“SAP”) are calculated for FFELP Loans first disbursed on or after January 1, 2000. We elected to use the one-month LIBOR rate rather than the CP rate commencing on April 1, 2012 in connection with our entire $128 billion of CP indexed loans. This change will help us to better match loan yields with our financing costs. This election did not materially affect our results for the nine months ended September 30, 2012.

As of September 30, 2012, our FFELP Loan portfolio totaled approximately $127.7 billion, comprised of $45.3 billion of FFELP Stafford and $82.4 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 5.2 years and 9.1 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
FFELP Loan provision for loan losses	$18	$18	$21	$54	$67
FFELP Loan charge-offs	$23	$23	$18	$68	$59

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged by the Business Services segment and included in those amounts was $164 million and $183 million for the quarters ended September 30, 2012 and 2011, respectively, and $512 million and $559 million for the nine month period ended September 30, 2012 and September 30, 2011, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 53 basis points and 52 basis points of average FFELP Loans in the quarters ended September 30, 2012 and 2011, respectively, and 54 basis points and 53 basis points for the nine months ended September 30, 2012 and 2011, respectively. The decline in operating expenses from the prior-year quarter was primarily the result of the reduction in the average outstanding balance of our FFELP Loans portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)
(Dollars in millions)	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. June 30, 2012	Sept. 30, 2012 vs. Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012 vs. Sept. 30, 2011
Net interest loss after provision	$(8)	$(5)	$(14)	60%	(43)%	$(13)	$(37)	(65)%
Gains on debt repurchases	44	20	—	120	100	102	64	59
Other	4	5	8	(20)	(50)	11	14	(21)

Total income	48	25	8	92	500	113	78	45

Expenses:
Direct operating expenses	3	3	2	—	50	6	10	(40)
Overhead expenses:
Corporate overhead	28	29	47	(3)	(40)	92	134	(31)
Unallocated Information technology costs	27	25	30	8	(10)	79	92	(14)

Total overhead expenses	55	54	77	2	(29)	171	226	(24)

Total operating expenses	58	57	79	2	(27)	177	236	(25)
Restructuring expenses	—	—	—	—	—	5	1	400

Total expenses	58	57	79	2	(27)	182	237	(23)

Loss from continuing operations, before income tax benefit	(18)	(37)	(85)	(51)	(79)	(82)	(196)	(58)
Income tax benefit	(7)	(13)	(31)	(46)	(77)	(29)	(71)	(59)

Net loss from continuing operations	(11)	(24)	(54)	(54)	(80)	(53)	(125)	(58)
Income from discontinued operations, net of tax expense	—	—	23	—	(100)	—	33	(100)

“Core Earnings” (loss)	$(11)	$(24)	$(31)	(54)%	(65)%	$(53)	$(92)	(42)%

Net Interest Income (Loss) after Provision for Loan Losses

Net interest income (loss) after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios. The improvement in the three and nine-month periods compared with the prior-year periods was primarily the result of our not recording any provision for loan losses related to our mortgage and consumer loan portfolios in 2012. Each quarter we perform an analysis regarding the adequacy of the loan loss allowance for these portfolios and we determined that no additional allowance for loan losses was required related to this $147 million portfolio.

Gains on Debt Repurchases

We repurchased $230 million and $9 million face amount of our debt for the quarters ended September 30, 2012 and 2011, respectively, and $520 million and $894 million face amount of our debt for the nine months ended September 30, 2012 and 2011, respectively.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

The decrease in overhead for the three and nine months ended September 30, 2012 compared with the year-ago periods was primarily the result of adjustments recorded during both years related to the termination of our defined benefit pension plan and the current-year benefit of the cost-cutting efforts we implemented throughout 2011. Related to the termination of our defined benefit pension plan, operating expenses decreased by $15 million and $25 million in the three and nine months ended September 30, 2012 compared with the year-ago periods, respectively, due to changes in estimates related to employee termination benefits as well as changes in interest rates.

Financial Condition

This section provides additional information regarding the changes in our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$1,721	$—	$1,721	$2,144	$3,865
Grace, repayment and other(2)	42,949	81,771	124,720	36,664	161,384

Total, gross	44,670	81,771	126,441	38,808	165,249
Unamortized premium/(discount)	710	762	1,472	(814)	658
Receivable for partially charged-off loans	—	—	—	1,303	1,303
Allowance for loan losses	(102)	(64)	(166)	(2,196)	(2,362)

Total student loan portfolio	$45,278	$82,469	$127,747	$37,101	$164,848

% of total FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

	June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$2,152	$—	$2,152	$1,848	$4,000
Grace, repayment and other(2)	45,348	84,012	129,360	36,349	165,709

Total, gross	47,500	84,012	131,512	38,197	169,709
Unamortized premium/(discount)	720	774	1,494	(834)	660
Receivable for partially charged-off loans	—	—	—	1,277	1,277
Allowance for loan losses	(107)	(66)	(173)	(2,186)	(2,359)

Total student loan portfolio	$48,113	$84,720	$132,833	$36,454	$169,287

% of total FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total student loan portfolio:
In-school(1)	$3,483	$—	$3,483	$2,339	$5,822
Grace, repayment and other(2)	47,451	88,196	135,647	35,636	171,283

Total, gross	50,934	88,196	139,130	37,975	177,105
Unamortized premium/(discount)	868	850	1,718	(843)	875
Receivable for partially charged-off loans	—	—	—	1,192	1,192
Allowance for loan losses	(120)	(69)	(189)	(2,167)	(2,356)

Total student loan portfolio	$51,682	$88,977	$140,659	$36,157	$176,816

% of total FFELP	37%	63%	100%
% of total	29%	51%	80%	20%	100%

(1)	Loans for borrowers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$46,294	$83,327	$129,621	$37,545	$167,166
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Quarter Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$49,159	$85,734	$134,893	$37,543	$172,436
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Quarter Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$52,399	$89,449	$141,848	$36,772	$178,620
% of FFELP	37%	63%	100%
% of total	29%	50%	79%	21%	100%

	Nine Months Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$48,526	$85,361	$133,887	$37,612	$171,499
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

	Nine Months Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total
Total	$53,856	$90,533	$144,389	$36,853	$181,242
% of FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

Student Loan Activity

	Three Months Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$48,113	$84,720	$132,833	$36,454	$169,287
Acquisitions and originations	225	63	288	1,384	1,672
Capitalized interest and premium/discount amortization	335	371	706	193	899
Consolidations to third parties	(2,071)	(1,276)	(3,347)	(13)	(3,360)
Sales	(144)	—	(144)	—	(144)
Repayments and other	(1,180)	(1,409)	(2,589)	(917)	(3,506)

Ending balance	$45,278	$82,469	$127,747	$37,101	$164,848

	Three Months Ended June 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$49,508	$86,426	$135,934	$36,732	$172,666
Acquisitions and originations	1,331	495	1,826	341	2,167
Capitalized interest and premium/discount amortization	310	349	659	263	922
Consolidations to third parties	(1,711)	(1,035)	(2,746)	(19)	(2,765)
Sales	(149)	—	(149)	—	(149)
Repayments and other	(1,176)	(1,515)	(2,691)	(863)	(3,554)

Ending balance	$48,113	$84,720	$132,833	$36,454	$169,287

	Three Months Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$52,824	$89,811	$142,635	$35,753	$178,388
Acquisitions and originations	400	466	866	1,152	2,018
Capitalized interest and premium/discount amortization	316	416	732	226	958
Consolidations to third parties	(543)	(250)	(793)	(16)	(809)
Sales	(187)	—	(187)	—	(187)
Repayments and other	(1,128)	(1,466)	(2,594)	(958)	(3,552)

Ending balance	$51,682	$88,977	$140,659	$36,157	$176,816

	Nine Months Ended September 30, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	2,375	636	3,011	2,876	5,887
Capitalized interest and premium/discount amortization	980	1,118	2,098	701	2,799
Consolidations to third parties	(4,501)	(2,536)	(7,037)	(55)	(7,092)
Sales	(428)	—	(428)	—	(428)
Repayments and other	(3,588)	(4,439)	(8,027)	(2,711)	(10,738)

Ending balance	$45,278	$82,469	$127,747	$37,101	$164,848

	Nine Months Ended September 30, 2011
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	693	771	1,464	2,373	3,837
Capitalized interest and premium/discount amortization	998	1,157	2,155	850	3,005
Consolidations to third parties	(2,124)	(808)	(2,932)	(48)	(2,980)
Sales	(568)	—	(568)	—	(568)
Repayments and other	(3,569)	(4,540)	(8,109)	(2,674)	(10,783)

Ending balance	$51,682	$88,977	$140,659	$36,157	$176,816

Private Education Loan Originations

Total Private Education Loan originations were $1.3 billion in the quarter ended September 30, 2012, a 25 percent increase from the year-ago quarter.

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Smart Option — Interest Only(1)	$351	$100	$314	$809	$741
Smart Option — Fixed Pay(1)	428	71	362	845	984
Smart Option — Deferred(1)(2)	555	122	368	1,108	413
Other	15	28	33	69	142

Total Private Education Loan originations	$1,349	$321	$1,077	$2,831	$2,280

(1)	Interest Only, Fixed Pay and Deferred describe the payment option while in school or in grace period.

(2)	Deferred repayment option reinstated in March 2011.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	Private Education Loan Delinquencies
	September 30, 2012		June 30, 2012		September 30, 2011
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,800		$6,098		$7,693
Loans in forbearance(2)	1,036		1,368		1,360
Loans in repayment and percentage of each status:
Loans current	27,886	90.0%	27,650	90.0%	25,945	89.7%
Loans delinquent 31-60 days(3)	954	3.1	1,058	3.4	1,032	3.6
Loans delinquent 61-90 days(3)	504	1.6	643	2.1	509	1.7
Loans delinquent greater than 90 days(3)	1,628	5.3	1,380	4.5	1,436	5.0

Total Private Education Loans in repayment	30,972	100%	30,731	100%	28,922	100%

Total Private Education Loans, gross	38,808		38,197		37,975
Private Education Loan unamortized discount	(814)		(834)		(843)

Total Private Education Loans	37,994		37,363		37,132
Private Education Loan receivable for partially charged-off loans	1,303		1,277		1,192
Private Education Loan allowance for losses	(2,196)		(2,186)		(2,167)

Private Education Loans, net	$37,101		$36,454		$36,157

Percentage of Private Education Loans in repayment		79.8%		80.5%		76.2%

Delinquencies as a percentage of Private Education Loans in repayment		10.0%		10.0%		10.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.2%		4.3%		4.5%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		77.1%		74.3%		68.7%

(1)

Deferment includes borrowers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on their loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Allowance at beginning of period	$2,186	$2,190	$2,043	$2,171	$2,022
Provision for Private Education Loan losses	252	225	384	712	924
Charge-offs(1)	(250)	(235)	(272)	(709)	(809)
Reclassification of interest reserve(2)	8	6	12	22	30

Allowance at end of period	$2,196	$2,186	$2,167	$2,196	$2,167

Charge-offs as a percentage of average loans in repayment (annualized)	3.23%	3.09%	3.74%	3.10%	3.80%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.11%	2.96%	3.57%	2.97%	3.62%
Allowance as a percentage of the ending total loans	5.48%	5.54%	5.53%	5.48%	5.53%
Allowance as a percentage of ending loans in repayment	7.09%	7.11%	7.49%	7.09%	7.49%
Average coverage of charge-offs (annualized)	2.2	2.3	2.0	2.3	2.0
Ending total loans(3)	$40,111	$39,474	$39,167	$40,111	$39,167
Average loans in repayment	$30,816	$30,533	$28,819	$30,577	$28,481
Ending loans in repayment	$30,972	$30,731	$28,922	$30,972	$28,922

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans.

	September 30, 2012			June 30, 2012			September 30, 2011
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$36,250	$3,861	$40,111	$35,529	$3,945	$39,474	$35,005	$4,162	$39,167
Ending loans in repayment	28,356	2,616	30,972	28,075	2,656	30,731	26,241	2,681	28,922
Private Education Loan allowance for loan losses	1,634	562	2,196	1,589	597	2,186	1,487	680	2,167
Charge-offs as a percentage of average loans in repayment (annualized)	2.56%	10.46%	3.23%	2.46%	9.76%	3.09%	2.95%	11.48%	3.74%
Allowance as a percentage of ending total loans	4.5%	14.6%	5.5%	4.5%	15.1%	5.5%	4.2%	16.3%	5.5%
Allowance as a percentage of ending loans in repayment	5.8%	21.5%	7.1%	5.7%	22.5%	7.1%	5.7%	25.4%	7.5%
Average coverage of charge-offs (annualized)	2.3	2.0	2.2	2.3	2.3	2.3	1.9	2.2	2.0
Delinquencies as a percentage of Private Education Loans in repayment	8.6%	25.1%	10.0%	8.6%	25.5%	10.0%	8.6%	26.6%	10.3%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	4.4%	14.6%	5.3%	3.7%	12.6%	4.5%	4.0%	14.3%	5.0%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.1%	5.0%	3.2%	4.1%	6.4%	4.3%	4.3%	6.7%	4.5%
Loans that entered repayment during the period(2)	$884	$23	$907	$674	$57	$731	$843	$46	$889
Percentage of Private Education Loans with a cosigner	67%	30%	64%	66%	29%	63%	65%	29%	61%
Average FICO at origination	727	624	719	727	624	718	726	624	717

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off loans.

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Receivable at beginning of period	$1,277	$1,250	$1,140	$1,241	$1,040
Expected future recoveries of current period defaults(1)	86	82	100	237	291
Recoveries(2)	(45)	(44)	(39)	(139)	(115)
Charge-offs(3)	(15)	(11)	(9)	(36)	(24)

Receivable at end of period	$1,303	$1,277	$1,192	$1,303	$1,192

(1)

Remaining loan balance expected to be collected from contractual loan balances partially charged off during the period. This is the difference between the defaulted loan balance and the amount of the defaulted loan balance that was charged off.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At September 30, 2012, loans in forbearance status as a percentage of loans in repayment and forbearance were 5.2 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.2 percent for loans that have been in active repayment status for more than 48 months. Approximately 73 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) September 30, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,800	$6,800
Loans in forbearance	588	169	122	65	92	—	1,036
Loans in repayment — current	5,697	6,078	5,115	3,913	7,083	—	27,886
Loans in repayment — delinquent 31-60 days	341	198	165	104	146	—	954
Loans in repayment — delinquent 61-90 days	221	94	80	46	63	—	504
Loans in repayment — delinquent greater than 90 days	841	306	221	116	144	—	1,628

Total	$7,688	$6,845	$5,703	$4,244	$7,528	$6,800	38,808

Unamortized discount							(814)
Receivable for partially charged-off loans							1,303
Allowance for loan losses							(2,196)

Total Private Education Loans, net							$37,101

Loans in forbearance as a percentage of loans in repayment and forbearance	7.7%	2.5%	2.1%	1.5%	1.2%	—%	3.2%

	Monthly Scheduled Payments Due
(Dollars in millions) June 30, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,098	$6,098
Loans in forbearance	838	214	147	74	95	—	1,368
Loans in repayment — current	6,406	5,847	5,128	3,621	6,648	—	27,650
Loans in repayment — delinquent 31-60 days	478	207	164	87	122	—	1,058
Loans in repayment — delinquent 61-90 days	321	119	93	48	62	—	643
Loans in repayment — delinquent greater than 90 days	706	269	191	94	120	—	1,380

Total	$8,749	$6,656	$5,723	$3,924	$7,047	$6,098	38,197

Unamortized discount							(834)
Receivable for partially charged-off loans							1,277
Allowance for loan losses							(2,186)

Total Private Education Loans, net							$36,454

Loans in forbearance as a percentage of loans in repayment and forbearance	9.6%	3.2%	2.6%	1.9%	1.3%	—%	4.3%

	Monthly Scheduled Payments Due					Not Yet in Repayment	Total
(Dollars in millions) September 30, 2011	0 to 12	13 to 24	25 to 36	37 to 48	More than 48
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$7,693	$7,693
Loans in forbearance	897	194	127	66	76	—	1,360
Loans in repayment — current	7,561	5,657	4,480	3,163	5,084	—	25,945
Loans in repayment — delinquent 31-60 days	491	208	146	79	108	—	1,032
Loans in repayment — delinquent 61-90 days	270	93	65	33	48	—	509
Loans in repayment — delinquent greater than 90 days	742	307	183	88	116	—	1,436

Total	$9,961	$6,459	$5,001	$3,429	$5,432	$7,693	37,975

Unamortized discount							(843)
Receivable for partially charged-off loans							1,192
Allowance for loan losses							(2,167)

Total Private Education Loans, net							$36,157

Loans in forbearance as a percentage of loans in repayment and forbearance	9.0%	3.0%	2.5%	1.9%	1.4%	—%	4.5%

The monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance decreased to 4.6 percent in the third quarter of 2012 compared with 5.3 percent for the year-ago quarter. As of September 30, 2012, 3.0 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of September 30, 2012 (borrowers made payments on approximately 28 percent of these loans immediately prior to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $1.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”); and we may also issue term ABS and unsecured debt.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $601 million of cash at the Bank as of September 30, 2012 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations.

We will continue to opportunistically purchase FFELP Loan portfolios from others. Additionally, we still expect to redeem all remaining FFELP Loans we previously sold into the ED Conduit Program on or before the program’s anticipated January 19, 2014, maturity date (the “ED Maturity Date”). We plan to rely primarily on securitizing these loans to term through securitization trusts. However, existing FFELP ABCP and FHLB-DM Facility capacities, as well as additional capital markets funding sources may be needed to fully and timely achieve our objectives.

Since December 31, 2010, we have securitized approximately $7.1 billion in principal amount of our FFELP Loans previously sold into the ED Conduit Program, most being funded to term through the use of securitization trusts. As of September 30, 2012, we have $12.7 billion in principal amount of FFELP Loans remaining in the ED Conduit Program. If we cannot obtain sufficient cost-effective funding to finance any or all of the FFELP Loans remaining in the ED Conduit Program on or before the ED Maturity Date, any remaining FFELP Loans still in the program must be put to ED at 97 percent of their principal value which results in us forfeiting three percent of the principal amount of those loans. In addition, we will also no longer collect future servicing revenues on any loans put to ED.

Sources of Liquidity and Available Capacity

The following tables detail our main sources of primary liquidity.

Ending Balances

	As of
(Dollars in millions)	September 30, 2012	June 30, 2012	December 31, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,544	$2,717	$1,403
Sallie Mae Bank(1)	601	362	1,462

Total unrestricted cash and liquid investments	$3,145	$3,079	$2,865

Unencumbered FFELP Loans	$1,049	$1,370	$994

Average Balances

	Quarters Ended			Nine Months Ended
(Dollars in millions)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,785	$2,584	$2,765	$2,343	$2,718
Sallie Mae Bank(1)	794	660	1,390	778	1,271

Total unrestricted cash and liquid investments	$3,579	$3,244	$4,155	$3,121	$3,989

Unencumbered FFELP Loans	$1,040	$1,277	$873	$1,132	$1,571

(1)	This cash will be used primarily to originate or acquire student loans at the Bank. See discussion below on restrictions on the Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP ABCP Facility and FHLB-DM Facility will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of September 30, 2012, June 30, 2012 and December 31, 2011, the maximum additional capacity under these facilities was $11.3 billion, $10.5 billion and $11.3 billion, respectively. For the three months ended September 30, 2012, June 30, 2012 and September 30, 2011, the average maximum additional capacity under these facilities was $11.1 billion, $10.7 billion and $10.9 billion, respectively. For the nine months ended September 30, 2012 and 2011 the average maximum additional capacity under these facilities was $11.3 billion and $11.4 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $11.8 billion of our unencumbered assets of which $10.8 billion and $1.0 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At September 30, 2012, we had a total of $20.4 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangibles.

The Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, the Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, the Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required the Bank to obtain consent to the payment of dividends. For the nine months ended September 30, 2012, the Bank paid dividends of $345 million; no dividends were paid in the year-ago period.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	September 30, 2012	June 30, 2012	September 30, 2011
Net assets of consolidated variable interest entities (encumbered assets)	$13.0	$12.8	$12.7
Tangible unencumbered assets(1)	20.4	20.2	21.7
Unsecured debt	(25.4)	(24.6)	(25.5)
Mark-to-market on unsecured hedged debt(2)	(1.9)	(1.8)	(2.0)
Other liabilities, net	(1.6)	(2.1)	(2.6)

Total tangible equity	$4.5	$4.5	$4.3

(1)	Excludes goodwill and acquired intangible assets.

(2)

At September 30, 2012, June 30, 2012 and September 30, 2011, there were $1.5 billion, $1.5 billion and $1.7 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	September 30, 2012			June 30, 2012			September 30, 2011
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$1,230	$16,883	$18,113	$2,359	$16,131	$18,490	$3,553	$15,543	$19,096
Brokered deposits	737	2,570	3,307	765	1,550	2,315	1,552	1,652	3,204
Retail and other deposits	2,450	—	2,450	2,367	—	2,367	1,959	—	1,959
Other(1)	1,554	—	1,554	1,422	—	1,422	1,286	—	1,286

Total unsecured borrowings	5,971	19,453	25,424	6,913	17,681	24,594	8,350	17,195	25,545

Secured borrowings:
FFELP Loans securitizations	—	106,312	106,312	—	107,545	107,545	—	109,170	109,170
Private Education Loans securitizations	—	19,471	19,471	—	19,803	19,803	—	21,362	21,362
ED Conduit Program facility	12,778	—	12,778	15,903	—	15,903	21,967	—	21,967
FFELP ABCP Facility	—	4,615	4,615	—	5,435	5,435	257	4,987	5,244
Private Education Loans ABCP Facility	—	1,491	1,491	—	1,764	1,764	—	—	—
Acquisition financing(2)	—	761	761	—	813	813	—	964	964
FHLB-DM Facility	1,680	—	1,680	1,680	—	1,680	1,000	—	1,000

Total secured borrowings	14,458	132,650	147,108	17,583	135,360	152,943	23,224	136,483	159,707

Total “Core Earnings” basis	20,429	152,103	172,532	24,496	153,041	177,537	31,574	153,678	185,252
Hedge accounting adjustments	28	2,683	2,711	(3)	2,435	2,432	171	3,132	3,303

Total GAAP basis	$20,457	$154,786	$175,243	$24,493	$155,476	$179,969	$31,745	$156,810	$188,555

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

(2)	Relates to the acquisition of $25 billion of student loans at the end of 2010.

Transactions during the Third-Quarter 2012

The following financing transactions have taken place in the third quarter of 2012:

FFELP Financings:

•	July 19, 2012 — issued $1.3 billion FFELP ABS.
•	July 25, 2012 — issued $69 million FFELP subordinate ABS previously retained.
•	September 20, 2012 — issued $1.3 billion FFELP ABS.

Private Education Loan Financings:

•	July 26, 2012 — issued $640 million Private Education Loan ABS.

Unsecured Financings:

•	September 12, 2012 — issued an $800 million senior unsecured bond, consisting of a $300 million three-year term bond and $500 million five-year term bond.

In addition, in third-quarter 2012, we paid a common stock dividend of $0.125 per share and repurchased 7.6 million shares of common stock for $121 million. Year-to-date September 30, 2012, we repurchased 48.2 million common shares for $730 million. At September 30, 2012, $170 million was available for additional common share repurchases.

Recent Fourth-Quarter 2012 Transactions

The following financing transaction has taken place in the fourth quarter of 2012:

•	October 11, 2012 — priced $976 million Private Education Loan ABS.